Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:   April 1, 2015

RCI HOSPITALITY HOLDINGS, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0458229
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS

On April 1, 2015, we and our subsidiaries, RCI Entertainment (New York), Inc. and Peregrine Enterprises, Inc., entered into an agreement to settle in full a New York based federal wage and hour class action case filed in the United States District Court for the Southern District of New York. The settlement has been filed with the court for preliminary approval. Trial was scheduled to begin April 27, 2015. Under terms of the agreement, RCI Entertainment (New York), Inc. and Peregrine Enterprises, Inc. will make up to $15 million available to class members and their attorneys. The actual amount paid will be determined based on the number of class members responding by the end of a three-month notice period, with final court approval expected some time after that. Any unclaimed checks or payments will revert back to our subsidiaries. Based on the current schedule, an initial payment will be made in approximately five months, with two subsequent payments of $1,833,333 each being made in equal annual installments. As part of the settlement, we were required to guarantee the obligations of RCI Entertainment (New York), Inc. and Peregrine Enterprises, Inc. under the settlement.

Filed in 2009, the case claimed Rick’s Cabaret New York misclassified entertainers as independent contractors. Plaintiffs sought minimum wage for the hours they danced and return of certain fees. RCI Entertainment (New York), Inc. and Peregrine Enterprises, Inc. maintained the dancers were properly classified, and alternatively, amounts earned were well in excess of the minimum wage and should satisfy any obligations.

On April 1, 2015, we issued a press release to announce the settlement for the New York based federal wage and hour class action case. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

No.	Exhibit

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RCI HOSPITALITY HOLDINGS, INC.

Date: April 1, 2015	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer

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